AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this "Amendment"), entered into as of September 17, 2005, amends that certain Employment Agreement (the "Employment Agreement") dated December 11, 2002 and amended as of September 30, 2004 (the "First Amendment") by and between NATCO Group Inc., a corporation organized and existing under the laws of the State of Delaware ("NATCO"), and Patrick M. McCarthy (the "Executive"). Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Employment Agreement

WHEREAS, NATCO's Board of Directors (the "Board") has determined that it is in the best interests of NATCO and its stockholders to ensure that NATCO and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

WHEREAS, NATCO desires to continue the Executive in the employment capacity hereinafter set forth and the Executive agrees to accept such employment on the terms and conditions hereinafter set forth; and

WHEREAS, NATCO and the Executive mutually desire to amend the terms of the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between NATCO and the Executive as follows:

1. Paragraph 3 of the Employment Agreement is hereby amended to add the following sentence to the end thereof:

Notwithstanding the foregoing, the Term of this Employment Agreement shall end on June 30, 2006, unless terminated earlier by the Executive or NATCO with at least 30 days' notice of earlier termination any time on or after March 1, 2006.

2. New Paragraphs 4(e) and 4(f) of the Employment Agreement are hereby added to read as follows:

(e) As of the date this Amendment is executed, all of the Executive's outstanding and unvested stock options that were granted prior to January 2005 shall become fully vested and the restrictions on all of his outstanding restricted stock awarded prior to January 2005 shall lapse.

(f) As consideration for entering into this Amendment, the Executive shall receive a payment equal to $247,000, to be paid to the Executive within 15 days of the date this Amendment is executed.

3. Paragraph 5(a) of the Employment Agreement is hereby amended to add the following sentence to the end thereof:

For fiscal year 2005, the Executive shall be guaranteed a bonus of not less than his "target" annual bonus, consistent with the operation of the bonus plan for 2005 and payable in the time and manner provided for (or elected) under the terms of such bonus plan.

4. Paragraph 5(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

(c) Any Bonus Compensation payment to which the Executive is entitled under the terms of Paragraph 5(a) of this Employment Agreement shall be paid to the Executive as soon as practicable after financial statements have been prepared for the fiscal period to which such Bonus Compensation payment relates, but no later than 2-1/2 months after the end of the fiscal period to which such Bonus Compensation payment relates.

5. Paragraph 13(a) of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

(a) Termination Upon Death or Disability of Executive. If the Executive dies or becomes Disabled during the Term hereof, this Employment Agreement will terminate in accordance with Paragraph 1(e) hereof; provided, however, that in any such event NATCO will pay to the Executive, or to his estate or designated beneficiary, as the case may be, (i) a lump sum in cash equal to the Executive's Base Salary through the date of termination, to the extent not theretofore paid, (ii) such other benefits that have vested in the Executive at the time of such termination as a result of his participation in any benefits plans of NATCO or any of its affiliates, in accordance with and subject to the provisions of such plans, (iii) an amount equal to $388,470, (iv), the full amount of any bonus to which the Executive was or would have become entitled to for fiscal year 2005, to the extent such bonus has not already been paid to the Executive, and (v) if the Executive dies or becomes Disabled during fiscal year 2006, an amount equal to the Executive's pro rata bonus for the period ending with his Date of Termination, payable in accordance with the terms of the applicable bonus plan then in effect.

6. Paragraph 13(b) of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

    Termination by the Executive. If the Executive terminates this Employment Agreement for any reason other than Good Reason, death or Disability, NATCO will pay to the executive (1) a lump sum in cash equal to the Executive's Base Salary through the date of termination, to the extent not theretofore paid; (2) subject to the Executive complying with his obligations in Section 8(b) of the Employment Agreement, but in lieu of payment of one-year's base salary in consideration for Executive's agreement in Section 8(b) of the Employment Agreement, an amount equal to $388,470 plus an amount equal to the Executive's target bonus for 2005 payable in a lump-sum or, at NATCO's election, bi-weekly, in equal installments over the course of 18 months; provided, however, that if the Executive is a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) at the time of his "separation from service" (as defined under Section 409A(a)(2)(A)(i) of the Code), no such payment shall commence until the date which is 7 months after the date of such separation from service and such payment shall be made in a lump-sum or, at NATCO's election, bi-weekly, in equal installments over the course of 11 months; (3) if the Executive so terminates this Employment Agreement in 2006 on or after June 30, 2006, an amount equal to the Executive's pro rata bonus for the period ending with the Date of Termination, payable in accordance with the terms of the applicable bonus plan then in effect; and (4) reimbursement of COBRA payments made by the Executive for continuation of coverage for the Executive and eligible dependents for up to 18 months following such termination. If the Executive so terminates his employment on or after June 30, 2006 or the Term expires, he will be entitled to exercise the then-vested portion of his options granted June 13, 2005, and restrictions on one-third of his then-outstanding restricted stock granted June 13, 2005 shall lapse, in each case, as of the Date of Termination. The Executive may exercise those stock options and any other of his stock options that are outstanding and then vested, at any time on or before the date occurring 90 days after his Date of Termination, but any such options not exercised within that 90-day period shall terminate and be canceled as of that date, and he shall no longer have any rights with respect to those options. NATCO shall have no further obligations or responsibilities hereunder. Any Bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan. Any benefits that have vested in the Executive at the time of such termination as a result of his participation in any of NATCO's benefit plans will be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans. In the event of the Executive's death after the Term hereof, any amounts due pursuant to this Agreement shall be paid to the Executive's estate.

7. Paragraphs 13(d)(ii) and 13(d)(iii) of the Employment Agreement are hereby deleted and replaced in their entirety by the following:

(d) Termination by NATCO Without Cause or by the Executive for Good Reason.

. . . .

(ii) In the event of a termination of employment by NATCO without Cause, the Executive shall be entitled to payment of: (1) his base salary and accrued vacation earned through the Date of Termination; (2) subject to the Executive complying with his obligations in Section 8(b) of the Employment Agreement, but in lieu of payment of one-year's base salary in consideration for Executive's agreement in Section 8(b) of the Employment Agreement, an amount equal to $388,470 plus an amount equal to the Executive's target bonus payable in a lump-sum or, at NATCO's election, bi-weekly, in equal installments over the course of 18 months; provided, however, that if the Executive is a "specified employee" (as defined under Section 409A(a)(2)(B)(1) of the Code) at the time of his "separation from service" (as defined under Section 409A(a)(2)(A)(i) of the Code), no such payment shall commence until the date which is 7 months after the date of such separation from service and such payment shall be made in a lump-sum or, at NATCO's election, bi-weekly, in equal installments over the course of 11 months; (3) the full amount of any bonus to which the Executive was or would have become entitled to for fiscal year 2005, to the extent such bonus has not already been paid to the Executive; (4) if such termination occurs in fiscal year 2006, an amount equal to the Executive's pro rata bonus for the period ending with his Date of Termination, calculated at no less than the Executive's target rate and payable in accordance with the terms of the applicable bonus plan then in effect; and (5) reimbursement of COBRA payments made by the Executive for continuation of coverage for the Executive and eligible dependents for up to 18 months following such termination. If the Executive's employment is so terminated by NATCO between March 1, 2006 and June 12, 2006, one-third of his stock options granted June 13, 2005 shall vest, and restrictions on one-third of his then-outstanding restricted stock granted June 11, 2005 shall lapse, in each case, as of the Date of Termination. If the Executive's employment is so terminated by NATCO between June 13, 2006 and June 30, 2006, he will be entitled to exercise the then-vested portion of his options granted June 13, 2005, and restrictions on one-third of his then-outstanding restricted stock granted June 13, 2005 shall lapse, in each case, as of the Date of Termination. The Executive may exercise those stock options and any other of his stock options that are outstanding and then vested, at any time on or before the date occurring 90 days after his Date of Termination, but any such options not exercised during that period shall terminate and be canceled as of that date, and he shall no longer have any rights with respect to those options.

(iii) In the event of a termination of employment by NATCO without Cause following a Change in Control, the Executive shall be entitled to the greater of the benefits described in subparagraph (ii) above or those described in Paragraph 13(e).

8. Paragraph 13(f) is hereby deleted.

9. Paragraph 13(j) is hereby deleted.

10. The Executive hereby represents and warrants that the execution and performance of this Amendment will not result in or constitute a default, breach or violation, or an event which, with notice or lapse of time or both, would be a default, breach or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or his property is bound.

11. The Executive hereby acknowledges that any payments made under Paragraph 13 of the Employment Agreement, including those payments which have been added pursuant to this Amendment, are subject to Paragraph 13(k) of the Employment Agreement.

12. If any provision of this Amendment or the application hereof is held invalid, the invalidity shall not affect other provisions or application of this Amendment that can be given effect without the invalid provisions or application, and to this end the provisions of this Amendment are declared to be severable.

13. Each party has cooperated in the drafting and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against any party on the basis of that party being the "drafter."

14. The Employment Agreement and the First Amendment thereto, both as amended by this Amendment, supersede all prior agreements between the parties concerning the subject matter hereof, other than any and all stock option and restricted stock agreements entered into by and between the Executive and NATCO, and this Amendment, the Employment Agreement and the First Amendment thereto together constitute the entire Employment Agreement between the parties with respect thereto. The Employment Agreement, as amended hereby, may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representations or promises on behalf of any of the parties not set forth herein and the Employment Agreement as amended hereby has not been executed in reliance upon any representation or promise except those contained herein.

15. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

16. In entering into this Amendment, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Amendment and the Employment Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

17. Except as modified hereby, the terms and provisions of the Employment Agreement and the First Amendment thereto shall remain in full force and effect on the date hereof. This Amendment may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

In witness of the agreement of the parties, the parties hereto have executed this Amendment as of the date first above written.

On behalf of

NATCO GROUP INC. PATRICK M. MCCARTHY

By: _________________________________ ___________________________

John U. Clarke

Chairman and Chief Executive

Officer